FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE YEAR
AND FOURTH QUARTER ENDED DECEMBER 31, 2013

COLUMBUS, Ohio - March 12, 2014 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the year and fourth quarter ended December 31, 2013.

For the year ended December 31, 2013, net income was $6,866,000 or $0.95 per basic and $0.92 per diluted share, compared with net income of $8,190,000, or $1.15 per basic and $1.11 per diluted share, for the same period of 2012. Total net sales for 2013 were $144,125,000, compared with $162,450,000 for the same period of 2012. Product sales decreased 10%, to $134,096,000 in 2013 compared to $149,698,000 for the same period in 2012.

Net income for the fourth quarter ended December 31, 2013 was $1,636,000, or $0.22 per basic and diluted share, compared with $2,063,000, or $0.29 per basic and $0.28 per diluted share in the fourth quarter of 2012. Total net sales for the fourth quarter were $37,648,000 , compared with $35,696,000 in the same quarter of 2012. Product sales totaled $36,750,000, increasing 15% from $32,009,000 for the fourth quarter of 2012.

"Overall 2013 was a solid year. While sales were impacted by lower demand from our truck customers, we were able to improve our gross margins on a year over year basis and control SG&A expenses to achieve a reasonable level of profitability. We were also successful in winning new business from several customers including a meaningful award from Volvo Group North America LLC.,” said Kevin L. Barnett, President and Chief Executive Officer. "In the fourth quarter we saw the benefit of these new business awards as product sales increased almost $6 million. However, gross margins in the fourth quarter were negatively impacted as we experienced significant training and startup inefficiencies in moving over 175 molds and production fixtures into full production to support this new business," Barnett continued.

"Going forward we expect 2014 sales to exceed 2013 as a result of both new business and increased overall demand. Gross margins are also expected to rebound, starting in the first quarter, as we work through the startup inefficiencies and gain more experience with the many new programs launched in 2013,” Barnett added.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012

Product Sales	$36,750	$32,009	$134,096	$149,698
Tooling Sales	898	3,687	10,029	12,752
Net Sales	37,648	35,696	144,125	162,450
Cost of Sales	32,323	29,494	120,551	136,602
Gross Margin	5,325	6,202	23,574	25,848
Selling, General and Admin. Expense	3,276	3,126	13,460	13,358
Operating Income	2,049	3,076	10,114	12,490
Interest Expense - Net	31	113	214	334
Income before Taxes	2,018	2,963	9,900	12,156
Income Tax Expense	382	900	3,034	3,966
Net Income	$1,636	$2,063	$6,866	$8,190
Net Income per Common Share
Basic	$0.22	$0.29	$0.95	$1.15
Diluted	$0.22	$0.28	$0.92	$1.11
Weighted Average Shares Outstanding
Basic	7,318	7,114	7,220	7,104
Diluted	7,508	7,368	7,435	7,379

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	12/31/2013	As of
	(Unaudited)	12/31/2012
Assets:
Cash	$2,266	$7,838
Accounts Receivable	22,069	14,623
Inventories	10,827	9,965
Other Current Assets	4,088	5,300
Property, Plant & Equipment - Net	56,478	51,558
Deferred Tax Asset - Net	296	1,466
Other Assets	1,097	1,099
Total Assets	$97,121	$91,849

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt and Interest Rate Swaps	$3,385	$3,848
Accounts Payable	9,625	6,871
Compensation and Related Benefits	5,952	6,284
Accrued Liabilities and Other	1,476	1,019
Long-Term Debt and Interest Rate Swaps	2,461	5,842
Post Retirement Benefits Liability	6,774	9,987
Stockholders' Equity	67,448	57,998
Total Liabilities and Stockholders' Equity	$97,121	$91,849